Exhibit 7.02

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

INSIGHT ACQUISITION CORP.

AND

INSIGHT COMMUNICATIONS COMPANY, INC.

DATED AS OF JULY 28, 2005

i

Exhibits:

A	Form of Exchange Agreement (see Exhibit 7.03 to this Amendment No. 1 to Schedule 13D)
B	Form of Voting Agreement (see Exhibit 7.06 to this Amendment No. 1 to Schedule 13D)
C	Form of Guarantee
D	Form of Certificate of Incorporation of the Surviving Corporation (see Exhibit 7.04 to this Amendment No. 1 to Schedule 13D)
E	Charter Amendment

Schedules:

The Schedules referenced in this Agreement and Plan of Merger have been omitted pursuant to 601(b)(2) of Regulation S-K. Copies of the omitted schedules will be provided to the Securities and Exchange Commission upon its request.

Index

2004 Financial Statements	15
2005 Budget	52
Affiliate	52
Agreement	1
Applicable Franchises	24
Back-Stop Facility	52
beneficial ownership	52
beneficially own	52
Board of Directors	52
Business	52
Business Combination Transaction	38
Business Day	53
cap	34
Certificate	4
Certificate of Merger	3
Change in the Company Recommendation	7
Charter Amendment	53
Class A Stock	1
Class B Stock	1
Closing	3
Code	10
Comcast	53
Company	1
Company Benefit Plan	53
Company Contracts	22
Company Deferred Shares	5
Company Disclosure Letter	11
Company Employee	6
Company Fee Property	18
Company Financial Statements	53
Company Intellectual Property	53
Company Leased Property	18
Company Liability Cap	51
Company Material Adverse Effect	53
Company Option	5
Company Preferred Stock	1
Company Real Property	18
Company Recommendation	7
Company Restricted Share	54
Company Stock	1
Company Stockholder Approval	14
Company Stockholders Meeting	6
Company Subsidiaries	11
Company Subsidiary	11

Confidentiality Agreement	54
Consent Solicitation	40
Constituent Documents	54
Credit Facility	54
DGCL	54
Dissenting Shares	8
Effective Time	3
Environmental Law	54
Environmental Permit	54
ERISA	54
Exchange Act	54
Exchange Agreement	1
Excluded Shares	55
Exit Notice	55
Exit Process	55
Expense Amount	46
Expenses	47
Franchise	55
GAAP	15
Governmental Approvals	15
Governmental Entity	14
Guarantee	2
Hazardous Substances	55
HSR Act	55
Incentive Plan	5
Indebtedness	55
Indemnified Person	33
Indenture Consents	40
Insurance Policies	23
Intellectual Property	56
Intervening Event	38
IRS	56
Knafel Stock	1
knowledge	56
known	56
Law	56
Laws	56
Leased Real Property	56
Leases	56
Liens	56
Management Stockholders	56
material weakness	17
Merger	1
Merger Consideration	1
Merger Fund	8
Notes	56

2

Order	56
Parent	1
Parent Class B Preferred Stock	56
Parent Class C Preferred Stock	2
Parent Class D Preferred Stock	2
Parent Held Shares	4
Parent Liability Cap	51
Parent Material Adverse Effect	56
parties	1
Partnership	57
Partnership Agreement	57
Paying Agent	8
Paying Agent Agreement	8
Permitted Liens	57
Person	57
Principals’ Agreement	2
Proceeding	31
Property Restrictions	18
Proxy Statement	7
Related Person	57
Release	57
reportable condition	17
Representatives	57
Sarbanes-Oxley Act	16
Schedule 13E-3	7
SEC	57
SEC Reports	15
Securities Act	57
Securityholders’ Agreement	57
Senior Officer	58
Software	58
Special Committee	1
Subsidiary	58
Superior Proposal	39
Surviving Corporation	2
Takeover Proposal	38
Tax	58
Tax Return	58
Taxes	58
Taxing Authority	58
Termination Date	43
Termination Fee	45
Third Party	38
Trade Secrets	58
Transmittal Documents	9
Treasury Shares	4
Voting Agreement	2

3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 28, 2005, is entered into by and between INSIGHT ACQUISITION CORP., a Delaware corporation (“Parent”), and INSIGHT COMMUNICATIONS COMPANY, INC., a Delaware corporation (the “Company” and, collectively with Parent, the “Parties”).

RECITALS

WHEREAS, Sidney Knafel, together with certain related parties, beneficially owns 51,770 shares of the Class A common stock, par value $.01 per share, of the Company (the “Class A Stock”) and 7,250,159 shares of the Class B common stock, par value $.01 per share, of the Company (the “Class B Stock”, and together with the Class A Stock, the “Company Stock”) (the “Knafel Stock”), and Michael Willner beneficially owns 1,708 shares of Class A Stock and 1,106,516 shares of Class B Stock;

WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of a special committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has (i) determined that the merger of Parent with and into the Company (the “Merger”), with the Company remaining as the surviving corporation, whereby shares of the Class A Stock and Class B Stock (other than Excluded Shares) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $11.75 per share (the “Merger Consideration”), is fair to, and in the best interests of, holders of such shares of the Class A Stock, (ii) approved and adopted this Agreement, the Charter Amendment and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement and the Charter Amendment, and (iv) approved the Merger and this Agreement, the Exchange Agreement, the Voting Agreement, the Principals’ Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL;

WHEREAS, the Management Stockholders have entered into an agreement with Parent, Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P., CP IV CoInvestment, L.P. and the Company, substantially in the form of Exhibit A (the “Exchange Agreement”), pursuant to which, subject to the terms and conditions thereof, certain transactions will take place prior to the Effective Time, in the sequence set forth in the Exchange Agreement, including the following transactions, all as more specifically described in the Exchange Agreement: (i) Sidney Knafel, together with certain related parties, and Michael Willner shall subscribe for shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), (ii) each Management Shareholder shall exchange certain shares of Company Stock held by such person for shares of Class C Preferred

Stock, par value $0.01 per share, of Parent (the “Parent Class C Preferred Stock”) and (iii) Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P. shall make a cash contribution to Parent and subscribe for shares of Class D Preferred Stock, par value $0.01 per share, of Parent (the “Parent Class D Preferred Stock”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Management Stockholders are entering into a voting agreement with Parent, substantially in the form of Exhibit B (the “Voting Agreement”), pursuant to which, among other things, each of them has agreed to vote the shares of Company Stock owned by such Management Shareholder for approval of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Management Stockholders, Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P. are entering into a principals’ agreement (the “Principals’ Agreement”), with regard to certain other arrangements among them in connection with the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Carlyle Partners III Telecommunications, L.P. and Carlyle Partners IV Telecommunications, L.P. and entering into a guarantee, substantially in the form of Exhibit C (the “Guarantee”), pursuant to which Carlyle Partners III Telecommunications, L.P. and Carlyle Partners IV Telecommunications, L.P. have agreed, subject to the terms and conditions set forth therein, to guarantee the prompt and complete payment and performance of Parent’s obligations to the Company hereunder in an aggregate amount not to exceed $10 million;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Parent shall be merged with and into the Company and the separate corporate existence of Parent shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (with respect to all post-closing periods, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.02 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable, and in any event no later than the fifteenth Business Day, after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 9:00 a.m., New York City time, or at such other place and time as the Parties shall agree in writing. Immediately following the Closing, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Parties and is specified in the Certificate of Merger (the “Effective Time”).

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

Section 1.04 Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company will be amended in its entirety to read as set forth in Exhibit D, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and the DGCL and (ii) the bylaws of the Company will be amended in their entirety to be the same as the bylaws of Parent immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

Section 1.05 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by law. The Company shall use all reasonable efforts to obtain and deliver to Parent the valid resignations, effective immediately prior to the Effective Time, of each director of the Company other than those designated by Parent prior to the Effective Time and those to be elected as contemplated under Section 6.02(e).

Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by law.

Section 1.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Stock:

(a) Each share of Class A Stock and Class B Stock, if any, issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Stock shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Company Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

(b) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Series A Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

(c) Each share of Company Stock that is owned by the Company or by any direct or indirect wholly-owned subsidiary of the Company (the “Treasury Shares”), and each share of Company Stock that is owned by Parent immediately prior to the Effective Time (the “Parent Held Shares”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(d)       (i) Each share of Parent Class B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series B Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

(ii) Each share of Parent Class C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series C Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

(iii) Each share of Parent Class D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series D Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

Section 1.08 Treatment of Company Restricted Shares, Company Deferred Shares and Company Options.

(a) Restricted Shares. Pursuant to the Company’s 1999 Equity Incentive Plan, as amended (the “Incentive Plan“) and the applicable agreement evidencing the grant of any Company Restricted Shares, (i) immediately prior to the consummation of the transactions contemplated by the Exchange Agreement the Company shall waive the transferability restrictions contained therein, such that the Company Restricted Shares subject to such Exchange Agreement shall be transferred solely to the Parent in accordance with such Exchange Agreement, and (ii) at the Effective Time, the Company shall, to the extent necessary, waive any transferability restrictions and/or vesting conditions applicable to any Company Restricted Shares. Except as provided in the Exchange Agreement, all Company Restricted Shares that vest at the Effective Time pursuant to clause (ii) of the immediately preceding sentence or pursuant to an applicable agreement evidencing the grant of any such Company Restricted Shares shall be entitled to receive payment of the Merger Consideration (less applicable taxes) for each such Company Restricted Share, unless such share is an Excluded Share, and shall be treated the same as other shares of Company Stock for purposes of this Agreement.

(b) Deferred Shares. Pursuant to the Incentive Plan and the applicable agreement evidencing the grant of the right to receive Company Stock at the end of a specified deferral period (“Company Deferred Shares”), at the Effective Time, the Company shall adjust each Company Deferred Share such that, upon delivery, the holder of each Company Deferred Share shall be entitled to receive one share of Series C Non-Voting Preferred Stock of the Surviving Corporation for each share of Class A Stock of the Company that such holder otherwise would have been entitled to receive prior to such adjustment. The Company shall also amend the applicable agreement evidencing the grant of any Company Deferred Shares (and, to the extent necessary, obtain the consent of any holder thereof) to provide that the deferral period in respect of any vested Company Deferred Shares shall continue in full force and effect with respect to the Surviving Corporation until the earlier of (i) the occurrence of a “change in control” of the Surviving Corporation within the meaning of Section 409A of the Code and the regulations promulgated thereunder or (ii) the termination of employment of the holder thereof; provided that any distribution of Series C Non-Voting Preferred Stock of the Surviving Corporation in settlement of Company Deferred Shares prior to a change of control of the Surviving Corporation shall be subject to the terms and conditions of the Securityholders Agreement to the extent applicable to the Series C Non-Voting Preferred Stock of the Surviving Corporation). For the avoidance of doubt, any Company Deferred Shares that remain unvested at the Effective Time shall continue to vest according to the schedule set forth in the applicable agreement evidencing the grant of such Company Deferred Shares.

(c) Company Options. Pursuant to the Incentive Plan and the applicable agreement evidencing the grant of any option to purchase shares of Company Stock (each, a “Company Option”), as of the Effective Time, the Company shall cause each Company Option (whether vested or unvested) outstanding immediately prior to the Effective Time to be cancelled and to cease to exist in exchange for the right to receive a cash payment (less applicable taxes) equal to the product of (A) the excess, if any, of

(i) the Merger Consideration, over (ii) the per share exercise price of such Company Option, multiplied by (B) the number of shares of Company Stock covered by such Company Option. The Company shall pay any such cash payment as soon as practicable but in no event later than 15 Business Days after the Effective Time. As of the Effective Time, each holder of any Company Option shall cease to have any rights in respect thereof, or under the Incentive Plan or applicable agreement evidencing the grant of any such Company Option except as described in this Section 1.08(c).

(d) New Equity Awards. As soon as reasonably practicable after the Effective Time, but in no event later than 45 Business Days after the Effective Time, the Surviving Corporation shall grant to each individual of the Surviving Corporation who is employed by the Company or any of the Company Subsidiaries immediately prior to the Effective Time, including each employee who is not actively at work on account of illness, disability, vacation or leave of absence (each, a “Company Employee“), who holds Company Options immediately prior to the Effective Time, shares of Series E Common Stock of the Surviving Corporation in consideration for the future services to be provided by such Company Employee to the Surviving Corporation or any of its Subsidiaries after the Effective Time on such terms and conditions as the Surviving Corporation shall determine; provided that such Company Employee remains employed by the Surviving Corporation or any of its Subsidiaries through the time of such grant. Such shares of Series E Common Stock of the Surviving Corporation may be subject to vesting, distribution floors and such other terms and conditions as provided for in Exhibit D hereto, and in the award agreement, which may provide for different terms and conditions for different Company Employees receiving an issuance of shares of Series E Common Stock of the Surviving Corporation and for the same Company Employee for each issuance of shares of Series E Common Stock of the Surviving Corporation such Company Employee may receive.

Section 1.09 Stockholders’ Meeting; Proxy Material.

(a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and the Charter Amendment and (ii) shall use all reasonable efforts to solicit the adoption of this Agreement and the Charter Amendment by the Company Stockholder Approval; provided, that in the event of a Change in the Company Recommendation pursuant to Section 5.07(c), notwithstanding clause (ii) of this Section 1.09(a), (x) the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (y) the Company shall use all reasonable efforts to solicit the votes of the stockholders of the Company in respect of the matters to be brought before such meeting, but shall not be required to solicit in favor of the Company Stockholder Approval. The Board of Directors of the Company shall recommend adoption of the Charter Amendment and this Agreement by the stockholders of the Company to the effect as set forth in Section 3.03(b) (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to

Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including, without limitation, approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors of the Company and/or the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.07(c) hereof; and provided, further, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute a Change in the Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company Recommendation.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”), and the Parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use all reasonable efforts to have the Proxy Statement, and the Parties will use all reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(c) The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares of Company Stock fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the Merger Consideration, without interest thereon in the manner provided in Section 1.07 hereof. The Company or the Surviving Corporation, as the case may be, shall give Parent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02 Exchange of Certificates and Cash.

(a) Paying Agent. As soon as practicable after the execution of this Agreement, Parent, and the Company shall enter into an agreement, subject to the Special Committee’s approval (not to be unreasonably withheld), which agreement shall not be amended without the Special Committee’s approval (not to be unreasonably withheld), providing for the matters set forth in this Section 2.02 (the “Paying Agent Agreement” with a bank or trust company selected by Parent, subject to the Special Committee’s approval (not to be unreasonably withheld) (the “Paying Agent”), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Company Stock, funds in an amount necessary for payment of the Merger Consideration upon surrender of the Certificates, pursuant to Section 1.07. Cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund”.

(b) Exchange Procedures. As soon as reasonably practicable, and in any event within five Business Days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares (other than Excluded Shares) of Company Stock, (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Stock (other than Excluded Shares) formerly represented by such Certificate. The Merger Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Merger Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Stock for one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(d) No Liability. None of the Surviving Corporation, Parent, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Investment of the Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(f) Withholding Rights. Each of the Surviving Corporation, the Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

Section 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Merger Consideration pursuant to the terms in this Article II.

Section 2.04 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.05 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this Article III to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as provided in SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent as follows:

Section 3.01 Corporate Organization. The Company and each Company Subsidiary is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Pursuant to the Partnership Agreement, Insight Communications Company, L.P., a Delaware limited partnership, is the general partner of Insight Midwest, L.P., a Delaware limited partnership. Section 3.01 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), its capitalization, and the state of jurisdiction of its organization.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Class A Stock, 100,000,000 shares of Class B Stock, and 100,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 51,783,591 shares of Class A Stock were issued and outstanding, (ii) no shares of Class A Stock were held in treasury by the Company, (iii) 8,489,454 shares of Class B Stock were issued and outstanding, and (iv) no shares of Class B Stock were held in treasury by the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding.

(b) Section 3.02(b) of the Company Disclosure Letter contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Company Restricted Share, Company Deferred Share and Company Option. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, at the close of business on July 27, 2005, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

(c) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

(d) Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of capital stock of the Company.

Section 3.03 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the Exchange Agreement or the consummation by the Company of the transactions contemplated hereby or thereby (other than the Company Stockholder Approval and the filing of the Certificate of Merger and the Charter Amendment as required by the DGCL). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, holders of the shares of the Class A Stock. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Class A Stock, (ii) approved and adopted this Agreement, the Charter Amendment and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption of this Agreement and the Charter Amendment by the stockholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved the Merger and this Agreement, the Exchange Agreement, the Voting Agreement, the Principals’ Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL (provided such approval is premised on the accuracy of the representation set forth in Section 4.08(c)).

(c) Under applicable Law and this Agreement, (i) with respect to the Merger, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, (ii) with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock entitled to vote thereon not held by (x) Parent, the Management Stockholders (or any member of the immediate families thereof) or TC Group, L.L.C. or any Affiliates thereof, or (y) any officers or directors of the Company (or any member of the immediate families thereof) and (iii) with respect to the Charter

Amendment, the affirmative vote of the holders, voting separately as a class, of (A) a majority of the outstanding shares of Class A Stock entitled to vote thereon and (B) a majority of the outstanding shares of Class B Stock entitled to vote thereon, in each case, outstanding on the record date established by the Board of Directors of the Company in accordance with the bylaws of the Company, applicable Law and this Agreement, at the Company Stockholders Meeting, are the only votes of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger and Charter Amendment (collectively, the “Company Stockholder Approval”).

Section 3.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Exchange Agreement by the Company do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) assuming the effectiveness of the Charter Amendment, conflict with or violate the Company’s Constituent Documents, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) assuming the receipt of the approvals referred to in clause (i), (ii) and (iii) of Section 3.04(b), conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Exchange Agreement or the consummation of any of the transactions contemplated hereby or thereby.

(b) The execution and delivery of this Agreement and the Exchange Agreement by the Company do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except for (i) any applicable requirements of the Exchange Act or the Securities Act, (ii) the filing of appropriate documents as required by the DGCL in connection with the Merger, the Charter Amendment and the transactions contemplated hereby, (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the “Governmental Approvals”), and (iv) such other items as may be required solely by reason of the business or identity of Parent or its owners.

Section 3.05 SEC Filings and Financial Statements. The Company has heretofore filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 2002 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information, furnished by the Company to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. The financial statements of the Company (the “2004 Financial Statements”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (including the related notes thereto) and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (including the related notes thereto) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the applicable date, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the dates thereof or for the periods presented therein.

Section 3.06 Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2004 and until the date hereof, the Company and the Company Subsidiaries have conducted their Business only in the ordinary course consistent with past practice, and there has not been a Company Material Adverse Effect.

Section 3.07 Proxy Statement. None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent.

Section 3.08 Litigation. As of the date of this Agreement, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, which would, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, if adversely determined. There is no order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary which is material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.09 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries has, since January 1, 2002, been in compliance in all material respects with all applicable Laws (including Section 404 of the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated under such Act, the “Sarbanes-Oxley Act”)) and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of any Law.

(b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A summary of such disclosures made at or prior to the date of this Agreement by management to the Company’s outside auditors and audit committee is set forth in Section 3.09(c) of the Company Disclosure Letter.

(d) The Company has delivered to Parent copies of any written notifications it has received since January 1, 2004, of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

Section 3.10 Taxes.

(a) The Company and each Company Subsidiary has (i) duly and timely filed, or had filed on its behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown due on such Tax Returns, and all other material Taxes due and payable by it (iii) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all laws applicable to the payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or asserted in writing against or with respect to the Company or any Company Subsidiary by any Taxing Authority in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Taxing Authority.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes have expired) for all periods through and including December 31, 2000, and no material deficiencies were asserted as a result of such examinations that have not been resolved and, to the extent that such resolution results in a deficiency, fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) Except as provided in the Partnership Agreement, neither the Company nor any Company Subsidiary is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the most recent Company Financial Statements.

(e) None of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(f) Each of Insight Midwest, L.P. and each of its Subsidiaries as of the date hereof (i) is (and at all times since its formation has been) treated as a partnership or disregarded entity for federal, state and local income tax purposes and (ii) is not (nor has ever been) treated as a “publicly traded partnership” or otherwise taxable as a corporation for any federal, state or local income tax purposes.

Section 3.11 Real Estate; Assets.

(a) The Company or one of the Company Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any Company Subsidiary (the “Company Fee Property”) and a good and valid leasehold interest in each parcel of real property leased by the Company or any Company Subsidiary (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”), except for any failure which, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. To the knowledge of the Company, (i) the Company or one of the Company Subsidiaries has the right to use and occupy the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, and (ii) each lease to Company Leased Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of the Company Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder) which, individually or in the aggregate, constitutes or would reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) The Company Real Property is not subject to any Liens (collectively, “Property Restrictions”), except for: (i) any such Property Restrictions for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) easements, licenses, covenants, conditions, minor title defects, mechanic’s liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, in the aggregate, constitute or reasonably be expected to constitute or result in a Company Material Adverse Effect, (iv) Liens pursuant to, or permitted under, the Credit Facility, or (v) where the existence of any such Property Restrictions, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of all of the Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has previously delivered or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) current employee handbooks and manuals and (viii) all amendments and modifications to any such Company Benefit Plan or related document. No Company Benefit Plan is (i) maintained for the benefit of employees whose employment is outside the United States, (ii) a “multiple employer plan” for purposes of Sections 4063 or 4064 ERISA, (iii) a “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA, or (iv) subject to section 412 of the Code or Section 302 or Title IV of ERISA.

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Company Benefit Plan into material conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law.

(c) Liability; Compliance. There has been no event or circumstance that has resulted in any material liability (other than for the payment of benefits in the ordinary course) either directly or indirectly as a result of any indemnification obligation to the Company or any Related Person under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to any Company Benefit Plan. To the knowledge of the Company there has not been any event or circumstance that would reasonably be expected to result in any such material liability (other than for the payment of benefits in the ordinary course) in respect of the Company Benefit Plans. All contributions and premiums required to have been paid by the Company and each Related Person to any “employee benefit plan” (within the meaning of section 3(3) of ERISA) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement have been paid or have been reflected on the balance sheets of the Company. There are no material pending or, to the knowledge of the Company, threatened audits, actions, suits or claims by or on behalf of any Company Benefit Plan, any current or former employee, officer, director, shareholder or contract worker or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits, all of which have been adequately reserved for on the regularly prepared balance sheets of the Company to the extent required).

(d) Acceleration or Increases in Compensation. There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries, which, individually or collectively, would (either alone or in combination with other events) give rise to the payment of any amount, including by way of accelerated vesting, that would not be deductible pursuant to Section 280G of the Code as a result of or in connection with the entering into, or the consummation of the transactions contemplated by, this Agreement. Except as provided in Section 1.08 of this Agreement, the entering into, or the consummation of the transactions contemplated by, this Agreement will not result in any material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Company or any of the Company Subsidiaries.

(e) Independent Contractors. The Company and each of the Company Subsidiaries has properly classified all individuals (including but not limited to independent contractors and leased employees) under applicable Law, except where failure to properly classify such Person would not result in material employment or benefit liability to the Company or the Company Subsidiaries.

(f) Retirement Benefits. No current or former employee or officer of the Company or of any of the Company Subsidiaries is or will become entitled to post-employment benefits of any kind by reason of employment with the Company, including death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Company Benefit Plan qualified under section 401(a) of the Code.

Section 3.13 Employees, Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to, or is, as of the date hereof, in negotiation to become party to, any collective bargaining agreement. As of the Closing Date, any and all notices to, or filings or registrations with, any labor organizations, works counsel or any similar entity, counsel or organization, required to be made prior to the Effective Time by the Company Subsidiaries in connection with the execution of this Agreement will have been timely given or made. Since January 1, 2003 there has not occurred nor, to the knowledge of the Company has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any current or former employee, officer, director or contract worker of the Company or any of the Company Subsidiaries, except for such disputes or petitions which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failures so to comply which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.14 Intellectual Property Rights.

(a) Neither the Company nor any of the Company Subsidiaries owns or licenses any material Intellectual Property.

(b) The conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, provided that such infringements or conflicts, individually and in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect or affect the Business in any material respect. To the knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company, except for such infringements or uses, individually and in the aggregate, as have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. None of the Company Intellectual Property is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity.

(c) Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Company Intellectual Property, including Trade Secrets, used in the Business, except for those actions, the failure of which to take have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.15 Material Contracts.

(a) All contracts and agreements to which the Company or any Company Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any SEC Reports have been filed as an exhibit to such SEC Reports (such filed contracts and agreements, the “Company Contracts”). All the Company Contracts are valid and in full force and effect, except as set forth in the SEC Reports, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in violation of or default under, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of, or has provided any notice of intention to terminate, any of the Company Contracts, and to the knowledge of the Company, no event or circumstance has occurred or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof, except as set forth in the SEC Reports and except for such violations, defaults, notices or terminations that, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.16 Environmental Laws and Regulations.

Except as disclosed in the SEC Reports:

(a) The Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, except where such non-compliance, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) No material notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no material complaint has been filed, no material penalty or fine has been assessed, and no material investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law.

(c) No Hazardous Substances are located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that has resulted in or would reasonably be expected to result in any material cost, liability, investigation or remediation obligation of the Company or any Company Subsidiary under any Environmental Law.

(d) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability, investigation or remediation obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(e) The Company has provided to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any of the Company’s Subsidiaries relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has been in businesses other than those related to the provision of telecommunication services that could present environmental issues of a different scope or magnitude than those presented in the provision of telecommunication services. In particular, but not by way of limitation, neither the Company nor any Company Subsidiary has operated or currently operates: (i) any manufacturing facilities; (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act; or (iii) any business that manages the hazardous wastes of any unrelated party.

Section 3.17 Insurance Coverage. All insurance policies carried by or covering the Company and the Company Subsidiaries with respect to their business, assets and properties (the “Insurance Policies” are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of the Company Subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable in light of the business engaged in by the Company.

Section 3.18 Related Party Transactions. There are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements or other transactions entered into other than in the ordinary course of business between the Company or any Company Subsidiary, on the one hand, and any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (i), (ii) and (iii) for such contracts, commitments, agreements, arrangements or other transactions involving less than $100,000. The representation and warranty set forth in the preceding sentence is made to the knowledge of the Company (excluding the knowledge of Sidney Knafel and Michael Willner) with respect to any such contracts, commitments, agreements, arrangements or other transactions involving Sidney Knafel or Michael Willner.

Section 3.19 Franchise Renewal Rights. The Company and the Company Subsidiaries have timely filed valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Entity with respect to all Franchises that are expired or that will expire within thirty (30) months after any date between the date of this Agreement and the Closing Date (the “Applicable Franchises”). As of the date of this Agreement, neither the Company nor any Company Subsidiary has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned the Company’s request for renewal under Section 626 of the Cable Act. After the date hereof, neither the Company nor any Company Subsidiary has received any notice having a valid basis therefor from any Person that any Franchise will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to the Company’s request for renewal under Section 626 of the Cable Act. The Company and the Company Subsidiaries have duly and timely complied with any and all inquiries and demands by any and all Governmental Entities made with respect to such requests for renewal.

Section 3.20 Absence of Undisclosed Liabilities. Since December 31, 2004, the Company and the Company Subsidiaries do not have any liabilities or obligations that are required to be reflected on the consolidated balance sheets of the Company and the Company Subsidiaries in accordance with GAAP, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice, since December 31, 2004, that would not be prohibited by this Agreement and that, in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (iii) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 3.21 Subscribers. Section 3.21 of the Company Disclosure Letter contains a schedule setting forth, as of the last day of the calendar month immediately preceding the date hereof, the number of (i) basic customers, (ii) homes passed, (iii) digital subscribers, (iv) high speed Internet customers and (v) telephone customers, in each case, of the Company and the Company Subsidiaries. Each of the foregoing was determined using the same reporting system used in the audited financial statements for the Company for the period ending December 31, 2004.

Section 3.22 Programming Suppliers. The programming cost estimates presented in the 2005 Budget were reasonably prepared by management based on assumptions reflecting the best available estimates and judgments of management. Neither the

Company nor any of the Company Subsidiaries has received any notice, nor does any of them have any reason to believe, that, as a result of the announcement or consummation of the transactions contemplated by this Agreement or otherwise, any such supplier or intermediary has changed or intends to change the programming provided, sold or resold to the Company or the Company Subsidiaries by such supplier or intermediary, or the price, terms or conditions at or under which such programming is provided, sold or resold to the Company or the Company Subsidiaries (including but not limited to any potential changes in the Company’s and the Company Subsidiaries’ ability to acquire programming on preferential terms from any supplier or intermediary), in each case as compared to the quantity, quality, price, terms and conditions used in current sales or resales to the Company and the Company Subsidiaries, except for any exceptions to the foregoing which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.23 Opinion of Financial Advisor. The Special Committee has received the written opinions of Evercore Partners and Citigroup, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Management Stockholders), signed copies of which have been delivered to Parent.

Section 3.24 Brokers. No broker, finder or investment banker (other than Evercore Partners and Citigroup) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Evercore Partners and Citigroup pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.25 Parent Representations and Warranties. The Company agrees that except for the representations and warranties contained in Article IV of this Agreement, neither Parent nor any other Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any other information provided to the Company by or on behalf of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

Parent hereby represents and warrants to the Company as follows:

Section 4.01 Organization. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02 Authority Relative to this Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and in the case of the Merger Agreement, the stockholders of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Exchange Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms.

Section 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Exchange Agreement by Parent do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to Parent or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the Exchange Agreement or the consummation of any of the transactions contemplated hereby or thereby.

(b) The execution and delivery of this Agreement and the Exchange Agreement by Parent do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act or the Securities Act, (B) the filing of appropriate merger and similar documents as required by the DGCL in connection with the Merger and the transactions contemplated hereby, and (C) the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, constitute or reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.04 Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by Parent with respect to statements, made or incorporated by reference therein based on information supplied by the Company.

Section 4.05 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Stephens, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

Section 4.06 Financing. Parent will have funds sufficient to pay (i) at the Effective Time, (x) the aggregate Merger Consideration, the payments provided for under Section 1.08(c) and its Expenses and (y) any amounts that may be due to the holders of the Notes in connection with any Consent Solicitation and (ii) if the Consent Solicitation has not been successfully consummated, any amounts that would be due, at such time as such amounts are due, to the holders of the Notes in connection with any change of control offer if the Company elected to undertake such an offer in connection with the Merger; provided, in the case of clauses (i)(y) and (ii), that the Company shall have complied with its obligations under Section 5.12.

Section 4.07 Formation. Parent was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.08 Certain Arrangements.

(a) Parent has provided the Special Committee with true, correct and complete copies of the Voting Agreement, the Exchange Agreement, the Principals’ Agreement and the certificate of incorporation of the Surviving Corporation, and with a current draft of the Securityholders’ Agreement, and such agreements and organizational documents set forth the entirety of agreements and understandings between the Parent and/or Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P., on the one hand, and the Management Stockholders, on the other hand.

(b) The agreements referred to in clause (a) of this Section 4.08 have not been amended or modified in a manner that would materially alter the financial arrangements applicable to Sidney Knafel and Michael Willner, taken as a whole, without the prior consent of the Special Committee, which consent shall not be withheld unless the Company reasonably concludes that such amendment or modification would adversely affect the fairness or propriety of the Merger from the perspective of the stockholders of the Company other than the Management Stockholders (it being understood that it is the expectation of the Parties that Michael Willner shall continue in his present position after the Effective Time and shall receive compensation and other benefits substantially similar to his compensation and benefits as of the date hereof).

(c) Neither Parent nor the Management Stockholders, alone or together with any other person, has taken any action that would cause Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement or the Voting Agreement irrespective of any approval of the Board of Directors of the Company for purposes of Section 203 of the DGCL.

Section 4.09 Company Representations and Warranties. Parent agrees that except for the representations and warranties contained in Article III of this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any other information provided to Parent by or on behalf of the Company.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 Conduct of Business of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or the Exchange Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld or delayed, the Company shall not and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other comparable organizational documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any Subsidiary wholly-owned by the Company or another Subsidiary to the Company or such other Subsidiary), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, provided that nothing in this Section 5.01(b) shall prevent the Partnership from making or paying any dividend or distribution required to be made or paid pursuant to Section 4.1(a) of the Partnership Agreement;

(c) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing grants of options under the Incentive Plan in accordance with their present terms, (ii) issuances by a wholly owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary, (iii) delivery of capital stock upon the vesting of any Company Restricted Shares or Company Deferred Shares or (iv) matching grants under the Company’s 401(k) plan in accordance with past practice;

(d) merge or consolidate with any other Person or acquire an amount of assets or equity of any other Person in excess of $5,000,000;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date hereof), (ii) sales of network capacity in the ordinary course, consistent with past practice, (iii) sales of assets listed in Section 5.01(e) of the Company Disclosure Letter or (iv) in an amount not in excess of $5,000,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (y) advances to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing created, incurred, guaranteed or assumed in an aggregate amount not exceeding the amount outstanding as of December 31, 2004 as reflected in the Company Financial Statements (and excluding any such Indebtedness incurred in the ordinary course of business consistent with past practice for working capital and cash management purposes under any revolving credit agreement in existence as of the date hereof), or (iii) make any capital expenditure other than (x) (together with capital expenditures made to date in fiscal year 2005) in an aggregate amount not to exceed $220 million through December 31, 2005 or (y) from and after January 1, 2006, in accordance with the budget of the Company and the Company Subsidiaries for such fiscal year, and in any event no more than $200 million in the aggregate for such fiscal year, and no more than $40 million in any calendar month and no more than $75 million in any calendar quarter;

(g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by an existing agreement, plan or applicable Law;

(h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary other than as required by any plan or arrangement in effect on the date hereof and payments and increases in the ordinary course of business consistent with past practice (other than to directors and Senior Officers);

(i) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any Senior Officer, or any change of control, severance, consulting, retention or employment plan, program or arrangement;

(j) hire or terminate the employment or contractual relationship of any officer or employee of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course of business consistent with past practice or that, individually and in the aggregate, would not result in (i) a material increase in the number of persons providing services to the Company and the Company Subsidiaries in all such capacities, (ii) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (iii) in the case of terminations, material liability to the Company or any of its Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

(k) other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy involving claims, liabilities or obligations in excess of $3 million or otherwise material to the Company and the Company Subsidiaries taken as a whole (each, a “Proceeding”), or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other than such settlements and compromises that relate to Taxes (which are the subject of Section 5.01(k)) or that, individually or in the aggregate, are not material to the Business or the Company and the Company Subsidiaries, taken as a whole;

(l) other than in the ordinary course of business, and except as are not, individually or in the aggregate, material to the Business or the Company and the Company Subsidiaries, taken as a whole, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a material written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

(m) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Business or the Company and the Company Subsidiaries, taken as a whole, after giving effect to the Merger;

(o) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

(p) terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(r) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VI not being satisfied or (ii) materially impair the ability of the Company or Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s) take any action that would be reasonably be expected to result in a material modification of the Company’s (and the Company Subsidiaries’) rights under the Partnership Agreement; or

(t) agree or commit to do any of the foregoing.

Section 5.02 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the performance by the Parties hereunder. Each Party shall give prompt notice to the other of any correspondence or oral communication between the Company (or Parent, as the case may be) and Comcast or their respective Affiliates or Representatives relating to the Company’s and the Company Subsidiaries’ rights and obligations under the Partnership Agreement or the structure of the Partnership.

Section 5.03 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnified Person”) as provided in the Company’s Constituent Documents, or in the certificate or articles of incorporation, bylaws or similar documents of any of such subsidiaries, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Date, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company’s Constituent Documents or in the certificate or articles of incorporation, bylaws or similar documents of the Surviving Corporation’s subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring prior to the Effective Time. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any such subsidiary, as the case may be, or under the resolution approved by the Board of Directors on March 7, 2005 or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.

(b) Without limiting the generality of Section 5.03(a), from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law and the Company’s Constituent Documents, defend and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the negotiation, adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. Any determination required to be made with respect to whether such Indemnified Person’s conduct complies with the standards set forth in the DGCL and any applicable provisions of the Company’s Constituent Documents shall be made by a majority of the independent directors of board of the Surviving Corporation.

(c) The Surviving Corporation shall obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(c) any amount per annum in excess of 250% of the aggregate premiums currently paid or payable by the Company in 2005 (on an annualized basis) for such purpose (the “cap”), which the Company represents to be $729,750; and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap, the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the cap.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) jointly and severally assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.03. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.03. The provisions of this Section 5.03 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.03 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 5.03 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s Constituent Documents, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

Section 5.04 Access and Information. The Company shall afford to Parent and its representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s books, records (including, without limitation, tax returns and work papers of the Company’s independent auditors), facilities, personnel, management reports and to such other information as Parent shall reasonably request, subject to any existing confidentiality obligations of the Company and applicable Law or unless the disclosure of any information would jeopardize attorney-client privilege or the attorney-client work product doctrine. All information obtained by Parent pursuant to this Section 5.04 shall continue to be governed by the Confidentiality Agreement.

Section 5.05 Publicity. Parent and the Special Committee have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other Parties, except as may be required by law or any listing agreement with a national securities exchange to which the Company is a party.

Section 5.06 All Reasonable Efforts. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement; provided that the Company shall not be required to take, and shall not take, any action under clauses (a), (b) or (d) of this Section 5.06 unless requested by Parent, other than the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, which shall be filed as promptly as practicable after the date hereof. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to any Takeover Proposal, the Merger, this Agreement or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s prior written consent, which consent shall not be unreasonably withheld.

Section 5.07 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries, nor it shall it authorize any of its or the Company Subsidiaries’ respective Representatives to (and shall use all reasonable efforts to cause such Persons not to), directly or indirectly (i) initiate, solicit, facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to the Company, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Company may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):

(x) furnish information or data with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions not materially less restrictive than those contained in the Confidentiality Agreement, provided that (i) the foregoing shall not require that any such confidentiality agreement contains a “standstill” or similar provision unless the Company so elects and (ii) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.07(b); and provided further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable Law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith, and (B) promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of the Company Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 5.07 by the Company; provided that notwithstanding anything to the contrary set forth in this Section 5.07, in no event shall any action taken by, or at the direction of, Sidney Knafel or Michael Willner (and not at the direction or with the concurrence of the Board of Directors of the Company (acting with the concurrence of the Special Committee) or the Special Committee) constitute a violation by the Company of this Section 5.07. Nothing contained in this Section 5.07 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.07.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within one Business Day after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof, and promptly provide Parent with copies of all written or e-mail correspondence or other communications and other written materials sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions thereof. Notwithstanding the foregoing, if any Takeover Proposal or inquiry is made, or any other information with respect to such Takeover Proposal or inquiry is provided, solely to Sidney Knafel or Michael Willner, the Company shall have no obligations to Parent under this Section 5.07(b) with respect to such Takeover Proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such Takeover Proposal, inquiry or other information.

(c) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company and/or the Special Committee may in response to a Superior Proposal or an Intervening Event effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable Law, and provided, further, that the Board of Directors and/or the Special Committee may not effect such a Change in the Company Recommendation unless (i) the Special Committee shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Special Committee determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company (other than the Management Stockholders) as such Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change in the Company Recommendation, the Company (as directed by the Special Committee) and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the Stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Article VII.

(d) The Company agrees that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new period shall commence for purposes of this Section 5.07 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto; provided that such new period shall expire on the later of five Business Days after notice of the original Takeover Proposal or three Business Days after notice of such revised or modified Takeover Proposal.

(e) Nothing contained in this Section 5.07 shall prohibit the Company from complying with the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Special Committee or Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 5.07(c), effect a Change in the Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

“Intervening Event” means an event, development, circumstance or state of affairs, unknown to the Special Committee of the Company as of the date hereof, which becomes known prior to the Company Stockholder Approval.

“Takeover Proposal” means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent or any Affiliate thereof (a “Third Party”) pursuant to which such Third Party would acquire more than 20% of the outstanding capital stock of the Company, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of its outstanding capital stock as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of the outstanding capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions. Whenever the term “Takeover Proposal” is used in Section 7.03, each reference in this definition to 20% shall be deemed to be 40%.

“Superior Proposal” means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) at least 75% of the Company’s outstanding capital stock, (ii) at least 75% of the voting power of the Company’s capital stock or (iii) at least 75% of the consolidated assets of the Company and the Company Subsidiaries, which the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that if consummated would be more favorable to the stockholders of the Company (other than the Management Stockholders) than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.08 Third Party Consents. Between the date hereof and the Effective Time, the Company shall use all reasonable efforts to obtain the third party consents set forth in Section 5.08 of the Company Disclosure Schedule; provided, however, no payments or any economic benefits shall be provided to third parties from whom such consent is sought prior to the Effective Time to secure any such consents.

Section 5.09 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

Section 5.10 Management of Partnership Exit Process. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing, (i) the Company shall not deliver any Exit Notice pursuant to Section 9.1 of the Partnership Agreement and (ii) if Comcast delivers an Exit Notice to the Company pursuant to Section 9.1 of the Partnership Agreement, the Company shall elect pursuant to Section 9.2 of the Partnership Agreement to postpone for a period of six months the first date on which either Comcast or the Company may commence the Exit Process, which election shall be made on the last date that such an election may be validly made under the Partnership Agreement.

Section 5.11 Charter Amendment. The Company shall file the Charter Amendment with the Secretary of State of the State of Delaware immediately prior to the Exchange Closing (as defined in the Exchange Agreement).

Section 5.12 Consent Solicitation; Back-Stop Facility.

(a) At such time as requested by Parent, the Company shall solicit (the “Consent Solicitation”) the consent of the holders of the Notes regarding certain matters under the indentures governing such notes (the “Indenture Consents”) and the Company shall use all reasonable efforts to facilitate the Consent Solicitation and to implement the Indenture Consents, including (i) executing and delivering any supplemental indentures or other definitive financing documents as may be reasonably requested by Parent, (ii) directing its independent accountants and counsel to provide reasonable assistance to Parent in connection with the Indenture Consents and (iii) soliciting and using all reasonable efforts to cause to be delivered such certificates, affidavits and instruments, legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any trustee or note holder. Such consent solicitation shall be made in accordance with the reasonable written terms and conditions provided, from time to time, by Parent to the Company and applicable Law; provided, that, in any event, the Parties agree that the Indenture Consents shall not become operative, and no payment or liability shall be incurred by the Company, before the Effective Time of the Merger. The Company shall not, without Parent’s prior consent, waive any condition to the Consent Solicitation described in the written terms and conditions provided by Parent to the Company from time to time.

(b) The Company agrees to provide, and shall cause the Company Subsidiaries to provide, and will use all reasonable efforts to cause its and their Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Back-Stop Facility (and any substitutions, replacements or refinancing thereof), including using all reasonable efforts to (i) cause appropriate officers and employees to be available, upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) assist with the preparation of disclosure and marketing documents in connection therewith, (iii) execute and deliver any credit agreements, indentures, guarantees or other definitive financing documents as may be reasonably requested by Parent (provided that no payments or liabilities shall be incurred by the Company thereunder prior to the Effective Time), (iv) direct (x) its independent accountants and counsel to provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to use their audit reports and SAS 100 reviews relating to the Company and the Company Subsidiaries and, at the expense of Parent, to provide any necessary “comfort letters” in connection with the Back-Stop Facility and (y) appropriate officers to sign any customary management representation letters to its independent accountants and (v) solicit and cause to be delivered such certificates, affidavits and instruments (including solvency certificates), legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any lender. If Parent causes to be delivered, in connection with obtaining the Back-Stop Facility, an opinion or report of a third party or a certificate of an officer of the Company with respect to the solvency of Parent, the Company or the Company Subsidiaries, then Parent shall cause such opinion, report or certificate (A) to be delivered to the Company and (B) to contain a statement that the Board of Directors of the Company and the Special Committee may rely on such opinion, report or certificate as though such opinion, report or certificate had been addressed to the Board of Directors of the Company and the Special Committee.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company and Parent) on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval; Charter Amendment. The Company shall have (i) obtained the Company Stockholder Approval and (ii) filed the Charter Amendment with the Secretary of State of the State of Delaware.

(b) Regulatory Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Order. No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

Section 6.02 Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.02 and 3.03 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Exchange Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Adverse Change. From the period beginning on the date of this Agreement, there shall not have occurred any event, change or development (or, with respect to events, changes or developments existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, constituted or would reasonably be expected to constitute a Company Material Adverse Effect.

(d) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or other Person (other than stockholders or Note holders of the Company), in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent of any Company Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or the stockholders of Parent of any material portion of the business or assets of the Company or the Company Subsidiaries, (iii) seeking to prohibit or prevent the stockholders of Parent or the holders of shares of Company Preferred Stock from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) which otherwise is likely to constitute a Company Material Adverse Effect.

(e) Directors. The Company shall have received, and delivered copies to Parent of, the director resignations contemplated by Section 1.05, which shall be valid and effective immediately prior to the Effective Time. The Board of Directors of the Company, as it is constituted immediately prior to the Company Stockholders Meeting, subject to any death or resignation, shall have elected to the Board of Directors of the Company the Persons designated by Parent prior to the Effective Time, such election to have taken effect not later than the resignations of the existing directors described in Section 1.05, and such directors shall not have been removed.

(f) Tax Certification. Parent shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing date) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Parent Material Adverse Effect, provided that the representations and warranties of Parent in Section 4.02, Section 4.06 and Section 4.08(b) shall be true in all material respects. The Company shall have received a certificate of the president or the secretary of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of the Parent to such effect.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company (acting at the direction of the Special Committee);

(b) by either Parent or the Company (with the prior approval of the Special Committee), if:

(i) the Merger shall not have been consummated by February 15, 2006 (such date, the “Termination Date”), provided, that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by such time;

(ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has materially breached its obligations under Section 5.07;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Termination Date, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b);

(ii) (x) the Company shall have breached or be deemed (pursuant to Section 5.07(a), as a result of the actions of a Representative of the Company or a Company Subsidiary) to have breached in any material respect its obligations under Section 5.07(a), (y) the Company shall have breached in any material respect its obligations under Section 1.09(b) or the first sentence of Section 1.09(c), or (z) the Company shall have failed to convene and hold the Company Stockholder Meeting within 60 days of the date that the Proxy Statement is cleared by the SEC in breach of Section 1.09(a); or

(iii) a Change in the Company Recommendation shall have occurred; provided Parent shall have right to terminate this Agreement pursuant to this Section 7.01(c)(iii) only within the first five Business Days following any such Change in the Company Recommendation;

(d) by the Company if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the Termination Date or is not cured by the Termination Date and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b).

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent or the Company, except for the provisions of this Section 7.02, Section 7.03 and Section 8.02, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement.

Section 7.03 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.01(b)(iii) and prior to the Company Stockholders Meeting a Takeover Proposal had become publicly known but no Change in the Company Recommendation had occurred, and, within twelve months after the date of such termination, (i) the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to a Takeover Proposal that had been communicated to the Special Committee or become publicly known prior to the Company Stockholders Meeting or (ii) the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal pursuant to which the holders of Class A Stock would receive consideration having a fair market value per share in excess of the Merger Consideration, then the Company shall pay to Parent a fee equal to $10 million (the “Termination Fee”) less the Expense Amount theretofore paid under Section 7.03(e).

(b) If this Agreement is terminated pursuant to Section 7.01(b)(iii) and prior to the Company Stockholders Meeting a Change in the Company Recommendation had occurred, and, within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then the Company shall pay to Parent a fee equal to the Termination Fee less the Expense Amount theretofore paid under Section 7.03(e).

(c) If this Agreement is terminated pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii), and, within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then the Company shall pay to Parent the Termination Fee less the Expense Amount theretofore paid under Section 7.03(e).

(d) If the Company is required to pay Parent a Termination Fee pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(c), such Termination Fee shall be payable prior to the earlier of the Company entering into a definitive agreement to consummate, or consummating, the applicable triggering transaction. The Termination Fee shall be payable by wire transfer of immediately available funds to an account designated by Parent.

(e) If this Agreement is terminated under circumstances in which a Termination Fee would be payable under Section 7.03(a), Section 7.03(b) or Section 7.03(c) upon the satisfaction of the applicable subsequent condition or conditions therein set forth, the Company will pay to Parent within one Business Day of such Termination an amount equal to $4 million (the “Expense Amount”).

(f) Notwithstanding any contrary provision of this Agreement, the Parties agree that in no event shall any portion of the Termination Fee or Expense Amount paid by the Company hereunder be subsequently paid over or shared with any Management Stockholder (other than any portion of the Termination Fee or Expense Amount in an amount not to exceed such Management Stockholder’s out-of-pocket expenses incurred in connection with the transactions contemplated hereby and the related agreements).

(g) The Parties each agree that the agreements contained in this Section 7.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 7.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

Section 7.04 Amendment. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Parent; provided, however, that (i) prior to the Effective Time, Parent may make such changes to the certificate of incorporation of the Surviving Corporation as it deems appropriate, without the consent of the Company, so long as such changes would not (x) individually or in the aggregate, adversely affect the stockholders of the Company other than the Management Stockholders or (y) change in any manner Section 8.2 of such certificate of incorporation if any such changes would, individually or in the aggregate, adversely affect persons serving as directors of the Company as of the date hereof and (ii) following the Company Stockholder Approval at the Company Stockholders Meeting, if applicable, no amendment may be made without the further approval of the stockholders of the Company which would: (x) decrease the Merger Consideration; or (y) change any other terms and conditions in this Agreement if any of the changes would, individually or in the aggregate, adversely affect the stockholders of the Company other than the Management Stockholders.

Section 7.05 Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:

(a) The Special Committee on behalf of the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent pursuant hereto, or (c) waive compliance by Parent with any of the agreements or with any conditions to the Company’s obligations.

(b) Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s obligations.

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Section 8.02 hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time.

Section 8.02 Fees and Expenses. Subject to Section 7.03, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a)	If to Parent:

Insight Acquisition Corp.

c/o

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, D.C. 20004

Telecopier: (202) 347-1692

Attention: William E. Kennard

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telecopier: (212) 909-6836

Attention: Jeffrey J. Rosen

        Andrew L. Bab

and

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, NW

Suite 800

Washington, D.C. 20036

Telecopier: (202) 776-2222

Attention: Leonard J. Baxt

        J. Kevin Mills

(b) If to the Company:

Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, New York 10019

Telecopier: (917) 286-2301

Attention: Elliot Brecher

with a copy to:

Special Committee of the Board of Directors of Insight Communications

Company, Inc.

c/o

D.B. Zwirn & Co.

745 Fifth Avenue, 18th Floor

New York, New York 10151

Telecopier: (646) 720-9077

Attention: David C. Lee

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telecopier: (917) 777-3542

Attention: Stephen F. Arcano

        Lou R. Kling

and

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York 10020

Telecopier: (212) 768-6800

Attention: Robert L. Winikoff

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.03 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

Section 8.05 Entire Agreement; Assignment. This Agreement (together with the annexes hereto and the Disclosure Letters), the Confidentiality Agreement and the Exchange Agreement contain the entire agreement among Parent and the Company with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.06 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.07 Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Remedies.

(a) The Parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

(b) The Parties hereto further agree that the current, former and prospective stockholders of Parent and their respective Affiliates (other than Parent) are not Parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder of Parent or any of their respective Affiliates and (ii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholder of Parent or any Affiliate thereof (other than Parent). Parent shall have no liability to the

Company in respect of any claims for monetary damages that the Company may bring against Parent pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Parent, in excess of $10 million (the “Parent Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Parent Liability Cap to be exceeded.

(c) The Company shall have no liability to Parent in respect of any claims for monetary damages that Parent may bring against the Company pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by Parent against the Company, in excess of $10 million (the “Company Liability Cap”). The Company Liability Cap shall be inclusive of the Expense Amount, the Termination Fee and any other monetary damages that Parent may seek to obtain from the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Expense Amount, the Termination Fee or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Expense Amount, Termination Fee or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

(d) Neither Party may bring any claim for monetary damages against the other Party to this Agreement for breach of any representation and warranty made herein unless such breach was material and willful.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12 Definitions. As used in this Agreement:

“2005 Budget” means the budget of the Company and the Company Subsidiaries for fiscal year 2005 described in Section 8.12 of the Company Disclosure Letter.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

“Back-Stop Facility” means (i) the senior unsecured credit facility to be provided to the Company in an aggregate principal amount of up to $353.5 million and (ii) the senior unsecured credit facility to be provided to the Partnership and Insight Capital, Inc. in an aggregate principal amount of up to $1,025.15 million, described in the Commitment Letter, dated as of July 28, 2005, from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to Parent;

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Charter Amendment” means the amendment to the certificate of incorporation of the Company, substantially in the form of Exhibit E, to be filed with the Secretary of State of the State of Delaware pursuant to Section 5.11.

“Comcast” means Comcast Corporation and its Affiliates, including, without limitation, TCI of Indiana Holdings, LLC.

“Company Benefit Plan” means each “employee benefit plan”, as such term is defined in section 3(3) of ERISA, and each employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Persons, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Company Intellectual Property” means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

“Company Material Adverse Effect” means any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions; (B) any adverse effect arising from any action taken by the Company to comply with its obligations under this Agreement; (C) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company Subsidiaries operates that does not disproportionately affect the Company and the Company Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any of the Company Subsidiaries operates, (D) any adverse effect arising from or otherwise relating to the dissolution of or announcement of any intent to dissolve the Partnership and (E) any adverse effect relating to (i) any decision by the Federal Communications Commission that the consummation of the transactions contemplated by this Agreement requires its prior approval or (ii) any failure to obtain the consent of a Governmental Entity that may be required pursuant to any Franchise in connection with the consummation of the transactions contemplated by this Agreement.

“Company Restricted Share” shall mean each share of Company Stock granted and awarded pursuant to the Incentive Plan and that is unvested immediately prior to the date hereof.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 12, 2004, between the Company and TC Group, L.L.C.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation, the bylaws of such entity, the minute books, or any similar charter or other organizations documents of such entity.

“Credit Facility” means the Amended and Restated Credit Agreement, dated as of August 26, 2003, among Insight Midwest Holdings, LLC, as borrower, and the banks parties thereto, as amended from time to time, or any successor thereto.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Treasury Shares, Dissenting Shares and the Parent Held Shares.

“Exit Notice” has the meaning given in the Partnership Agreement.

“Exit Process” has the meaning given in the Partnership Agreement.

“Franchise” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Entity that are necessary or required to operate cable television services.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights,

Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

“IRS” means the U.S. Internal Revenue Service.

“known” or “knowledge” means, with respect to any party, the knowledge of such party’s executive officers.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Leased Real Property” means all interests leased pursuant to the Leases.

“Leases” means leases, subleases, licenses and occupancy agreements.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Management Stockholders” has the meaning given in the Exchange Agreement.

“Notes” means (i) the Company’s 12  1/4% Senior Discount Notes due 2011, (ii) the Partnership’s and Insight Capital, Inc.’s 10 1/2 % Senior Notes due 2010 and (iii) the Partnership’s and Insight Capital, Inc.’s 9  3/4% Senior Notes due 2009.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Parent Class B Preferred Stock” means the Class B Preferred Stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any event, change or development having an effect that would prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

“Partnership” means Insight Midwest, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of January 5, 2001 and as amended from time to time.

“Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially impair the use in the business of the property subject thereto consistent with past practice.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Related Person” means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders’ Agreement” means the Securityholders’ Agreement to be entered into at the Closing among Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P., CP IV CoInvestment, L.P., the Company, the Management Stockholders and certain other parties.

“Senior Officer” means, in any fiscal year, any officer of the Company with a base salary in such fiscal year equal to or in excess of $250,000.

“Software” means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Without limiting any of the foregoing, Subsidiaries of the Company shall be deemed to include Insight Midwest, L.P. and its Subsidiaries.

“Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSIGHT ACQUISITION CORP.

By:	/S/ WILLIAM E. KENNARD
Name: William E. Kennard
Title: President

INSIGHT COMMUNICATIONS COMPANY, INC.

By:	/S/ SIDNEY R. KNAFEL
Name: Sidney R. Knafel
Title: Chairman

Exhibit C

Guaranty

GUARANTY

This GUARANTY (this “Guaranty”), dated as of July 28, 2005, is entered into by and among Insight Communications Company, Inc., a Delaware corporation (the “Company”), and Carlyle Partners III Telecommunications, L.P., a Delaware limited partnership, and Carlyle Partners IV Telecommunications, L.P., a Delaware limited partnership (each, a “Guarantor” and together, the “Guarantors”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Guaranty, the Company and Insight Acquisition Corp., a Delaware corporation (“Parent”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the Merger of Parent with and into the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, Parent is an Affiliate of the Guarantors; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Guarantors have agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantors hereby agree as follows:

Article I Guaranty. The Guarantors hereby irrevocably and unconditionally guarantee to the Company, jointly and severally, the prompt and complete payment and performance of Parent’s obligations to the Company arising under the Merger Agreement (the “Guaranteed Obligations”); provided, however, that the maximum aggregate liability of the Guarantors hereunder shall not exceed $10,000,000 (the “Maximum Amount”). The Company hereby agrees that in no event shall the Guarantors, collectively, be required to pay to any Person under, in respect of, or in connection with this Guaranty more than the Maximum Amount, and that neither Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with this Guaranty other than as expressly set forth herein.

Article II Terms of Guaranty.

Section 2.01 This Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against each of the Guarantors to enforce this Guaranty, irrespective of whether any action is brought against Parent or the other Guarantor or whether Parent or the other Guarantor is joined in any such action or actions.

Section 2.02 Notwithstanding any other provision of this Guaranty, the Company hereby agrees that (i) each of the Guarantors may assert, as a defense to any payment or performance by such Guarantor under this Guaranty, any claim, set-off, deduction or defense that Parent could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by Parent against the Company in any action by the Company against Parent and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve Parent of its obligations under the Merger Agreement shall likewise relieve the Guarantors of their obligations under this Guaranty.

Article III Sole Remedy.

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Section 3.01 The Company hereby acknowledges and agrees that Parent has no assets as of the date hereof, and that the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder, officer, member, director, agent, employee, Affiliate or assignee of the Guarantors.

Section 3.02 The Company hereby agrees that no Person other than the Guarantors shall have any obligation or liability arising out of, in connection with or relating to this Guaranty and that neither the Company nor any other Person shall have any remedy, recourse or right of recovery against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of any of the foregoing, whether through a Guarantor or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against a Guarantor or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of a Guarantor, Parent or any of their respective Affiliates, or otherwise.

Section 3.03 Recourse by the Company against the Guarantors under this Guaranty shall be the sole and exclusive remedy of the Company against the Guarantors or any of their Affiliates (other than Parent) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against either Guarantor or any of its Affiliates (other than Parent), except for claims by the Company against the Guarantors under this Guaranty. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent to the Company or shall confer or give, or shall be construed to confer or give, to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person in respect of or relating to any obligation or liability of the Guarantors arising out of, in connection with or relating to this Guaranty.

Section 3.04 Notwithstanding any provision hereof or otherwise, including by applicable Law, no obligation or liability contained in, arising out of, in connection with or relating to this Guaranty shall be enforceable by way of specific performance.

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Article IV Termination. This Guaranty shall terminate at the Effective Time. In the event that the Company or any of its Affiliates asserts in any litigation relating to this Guaranty that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Maximum Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable in whole or in part, the obligations of the Guarantors under this Guaranty shall terminate forthwith and shall thereupon be null and void.

Article V Continuing Guaranty. Unless terminated pursuant to the provisions of Section 4 hereof, this Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, and shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted transferees and assigns.

Article VI Entire Agreement. This Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the Guarantors or any of their Affiliates on the one hand, and the Company or any of its Affiliates on the other hand.

Article VII Amendments and Waivers. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Guaranty shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission by any party in exercising any right, power or remedy under this Guaranty shall operate as a waiver thereof.

Article VIII Counterparts. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guaranty shall become effective when duly executed by each party hereto.

Article IX Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

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Section 9.01 If to the Guarantors:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, D.C. 20004

Telecopier: (202) 347-1692

Attention: William E. Kennard

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Telecopier: (212) 909-6836

Attention: Jeffrey J. Rosen

Andrew L. Bab

and

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, NW

Suite 800

Washington, D.C. 20036

Telecopier: (202) 776-2222

Attention: Leonard J. Baxt

J. Kevin Mills

Section 9.02 If to the Company:

Insight Communications Company, Inc.

810 7th Avenue, 41st Floor

New York, NY 10019

Telecopier: (917) 286-2301

Attention: Elliot Brecher

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with a copy to:

Special Committee of the Board of Directors of

Insight Communications Company, Inc.

c/o

D.B. Zwirn & Co.

745 Fifth Avenue, 18th Floor

New York, New York 10151

Telecopier: (646) 720-9077

Attention: David C. Lee

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telecopier: (917) 777-3542

Attention:	Lou R. Kling
Stephen F. Arcano

and

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, New York 10020

Telecopier: (212) 768-6800

Attention: Robert L. Winikoff

Article X Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

Article XI Jurisdiction and Venue; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in

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respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9 of this Guaranty; provided, however, that nothing in this Guaranty shall affect the right of any party hereto to serve process in any other manner permitted by law.

ARTICLE XII Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.

ARTICLE XIII Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty or affecting the validity or enforceability of any terms or provisions of this Guaranty in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the

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provisions of Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.

Article XIV Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Guaranty.

Article XV Parties in Interest. This Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Guaranty.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the undersigned have executed and delivered his Guaranty as of the date first above written.

CARLYLE PARTNERS III

TELECOMMUNICATIONS, L.P.

By: TC Group III, L.P., its General Partner

By: TC Group III, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By: __________________________________

Name: William E. Kennard

Title: Managing Director

CARLYLE PARTNERS IV

TELECOMMUNICATIONS, L.P.

By: TC Group IV, L.P., its General Partner

By: TC Group IV, L.L.C., its General Partner

By: TC Group, L.L.C., its Managing Member

By: __________________________________

Name: William E. Kennard

Title: Managing Director

INSIGHT COMMUNICATIONS COMPANY,

INC.

By:___________________________________

Name:

Title:

Exhibit E

Charter Amendment

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INSIGHT COMMUNICATIONS COMPANY, INC.

Insight Communications Company, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: Section 5.6 of Article Five of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

5.6 Merger. Upon the merger or consolidation of the Corporation, holders of each class of Common Stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ to the extent that the Class A Common Stock and the Class B Common Stock differ as provided in this Restated Certificate of Incorporation; provided, however, that this Section 5.6 shall not apply in any respect to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 28, 2005, by and between Insight Acquisition Corp. and the Corporation.

SECOND: The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed in its corporate name this          day of                     , 2005.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:

Name:
Title:

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